                              PROSPECTUS SUPPLEMENT

                                                FILED PURSUANT TO RULE 424(B)(3)
                                                      REGISTRATION NO. 333-43191

                            ATRIX LABORATORIES, INC.
                    SUPPLEMENT NO. 5 DATED SEPTEMBER 20, 1999
                      TO PROSPECTUS DATED FEBRUARY 12, 1998
                                   RELATING TO
             $50,000,000 7% CONVERTIBLE SUBORDINATED NOTES DUE 2004
                   INTEREST PAYABLE JUNE 1 AND DECEMBER 1 AND
             SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF

         All capitalized terms used but not defined herein shall have the meanings set forth in the Prospectus dated February 12, 1998, as amended by Supplement No. 1 dated March 25, 1998, Supplement No. 2 dated May 27, 1998, Supplement No. 3 dated August 12, 1998 and Supplement No. 4 dated November 19, 1998 (collectively, the "Prospectus"), forming a part of the Registration Statement on Form S-3 (Registration No. 333-43191). Any cross references in this Supplement ("Supplement") refer to portions of the Prospectus.

         The purpose of this Supplement is to provide additional information regarding the Selling Securityholders. In addition to the Selling Securityholders named in the Prospectus, the following table (a) deletes certain Selling Securityholders to reflect private transfers of Securities, and (b) sets forth the name of each additional Selling Securityholder and its relationship, if any, with the Company (i) the amount of Notes owned by such additional Selling Securityholder as of September 17, 1999 (assuming no Notes have been sold under the Prospectus as of such date), (ii) the maximum amount of Notes which may be offered for the account of such additional Selling Securityholder under the Prospectus, (iii) the amount of Common Stock owned by such additional Selling Securityholder as of September 17, 1999, and (iv) the maximum amount of Common Stock which may be offered for the account of such additional Selling Securityholder under the Prospectus.

                                                PRINCIPAL AMOUNT OF                             NUMBER OF
                                                NOTES BENEFICIALLY                          CONVERSION SHARES  SHARES OF COMMON
                                                       OWNED          PRINCIPAL AMOUNT OF      THAT MAY BE       STOCK OFFERED
       NAME OF SELLING SECURITYHOLDER            THAT MAY BE SOLD     NOTES OFFERED HEREBY        SOLD             HEREBY(1)
       ------------------------------           -------------------   --------------------  -----------------  ----------------
DELETE:
Putnam Convertible Income-                         $   3,800,000           $   3,800,000         200,000            200,000
   Growth Trust.........................
ADD:
Highbridge International LLC............           $   1,500,000           $   1,500,000          78,947             78,947
ABN-Amro Incorporated...................           $   1,050,000           $   1,050,000          55,263             55,263
Forest Global Convertible Fund A-5(2)...           $     820,000           $     820,000          43,157             43,157
Forest Fulcrum Fund LP (3)..............           $     650,000           $     650,000          34,210             34,210
Forest Alternative Strategies Fund
   Series A5I...........................           $     220,000           $     220,000          11,578             11,578
Forest Alternative Strategies Fund
   Series A5M...........................           $     110,000           $     110,000           5,789              5,789
LLT Limited (4).........................           $     110,000           $     110,000           5,789              5,789
Unnamed holders of Notes or any future
   transferees, pledgees, donees or
   successors of or from any unnamed
   holders (5)..........................           $     100,000           $     100,000           5,263              5,263
                                                   -------------           -------------         -------            -------

(1) Assumes conversion into Common Stock of the full amount of Notes held by such Selling Securityholder at the initial conversion price of $19.00 per share. The conversion price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes-Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease form time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.

(2) Represents Notes purchased by the Selling Securityholder subsequent to the date of the Prospectus. As of September 17, 1999, such Selling Securityholder owned Notes in the aggregate principal amount of $1,720,000 which may be sold under the Prospectus.

(3) Represents Notes purchased by the Selling Securityholder subsequent to the date of the Prospectus. As of September 17, 1999, such Selling Securityholder owned Notes in the aggregate principal amount of $1,720,000 which may be sold under the Prospectus.

(4) Represents Notes purchased by the Selling Securityholder subsequent to the date of the Prospectus. As of September 17, 1999, such Selling Securityholder owned Notes in the aggregate principal amount of $190,000 which may be sold under the Prospectus.

(5) No holder may offer Notes pursuant to the Prospectus until such holder is included as a Selling Securityholder in a supplement to the Prospectus in accordance with the Registration Rights Agreement. Assumes that the unnamed holder of Notes or any future transferees, pledgees, donees or successors of or from any such unnamed holder do not beneficially own any Common Stock other than the Common Stock issuable upon conversion of the Notes at the initial conversion price.

         Because the Selling Securityholders may, pursuant to the Prospectus, offer all or some portion of the Notes and Common Stock they presently hold or, with respect to Common Stock, have the right to acquire upon conversion of such Notes, no estimate can be given as to the amount of the Notes and Common Stock that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes and Common Stock since the date on which they provided the information regarding their Notes and Common Stock, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

         Only the Selling Securityholders identified above and in the Prospectus who beneficially own the Notes and Common Stock set forth opposite each such Selling Securityholder's name may sell such Notes and Common Stock pursuant to the Prospectus and this Supplement. The Company may from time to time, in accordance with the Registration Rights Agreement include additional Selling Securityholders in supplements to the Prospectus.

         The Selling Securityholders identified above did not have any material relationship with the Company other than as a result of ownership of the Notes, within the three-year period ending on the date of this Supplement.

         The preceding table has been prepared based upon the information furnished to the Company by the Selling Securityholders named therein.